Exhibit 99.2

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 22, 2017, by and between Engaged Capital, LLC, a Delaware limited liability company (“Engaged Capital”), and the investment adviser to and general partner of certain affiliated funds (the “Engaged Funds”) and Ms. Tonia Pankopf (“Ms. Pankopf” and together with Engaged Capital, each a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, Engaged Capital may be deemed to beneficially own shares of common stock of The Hain Celestial Group, Inc., a Delaware corporation (the “Company”) that are directly held by the Engaged Funds;

WHEREAS, Engaged Capital understands that Ms. Pankopf desires to purchase equity securities of the Company, options to purchase or sell equity securities of the Company, and/or swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company (collectively, the “Company Securities”);

NOW, IT IS AGREED, that:

1.    Ms. Pankopf expressly agrees she shall give notice to Engaged Capital of any purchase or sale of any Company Securities by her or person or entity controlled by her within 24 hours of the execution (and not the settlement) of any such transaction. Such notice shall be made by email to Mr. Glenn W. Welling with copy to Mr. Jeffrey L. Kochian. Such notice shall include the (1) the identity of the person or entity who effected the transaction; (2) the date of transaction; (3) the amount of securities involved; (4) the price per share or unit; and (5) where and how the transaction was effected.

2.    Any Party hereto may terminate its obligations under this Agreement on two business days’ prior written notice by email to all other Parties (including with respect to notice given by Ms. Pankopf, with a copy to Jeffrey L. Kochian).

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

TONIA PANKOPF

/s/ Tonia Pankopf

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ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

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